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                                                                    Exhibit 99.1



[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 2:00 A.M. NOVEMBER 23, 1999

                      SCHERING AG AND DUSA SIGN LEVULAN(R)PDT
                              DERMATOLOGY AGREEMENT

BERLIN, GERMANY; WILMINGTON, MASSACHUSETTS, USA; NOVEMBER 23, 1999 - Schering AG and DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced that they have entered into a marketing and development agreement which grants Schering exclusive marketing and distribution rights for Levulan(R) (aminolevulinic acid
HCl) Photodynamic Therapy/Photodetection (PDT/PD) for dermatology indications in the US, Europe and the rest of the world (except Canada). The drug will be supplied by DUSA on a worldwide basis.

Under the terms of the agreement Schering will pay DUSA milestone and other payments totaling $23.75 million upon signing, regulatory approval and first commercial sale, plus a $6.25 million equity investment. The agreement also includes research funding by Schering on new dermatology indications and pre-paid royalties following FDA approval of up to three additional dermatology indications. For product supply DUSA will receive a combined royalty/supply fee based upon sales levels.

"DUSA is delighted to have Schering as its dermatology marketing and development partner", said Dr. Geoffrey Shulman, President and Chief Executive Officer of DUSA. "Schering has a long lasting tradition and expertise in the field of dermatology. We are very pleased that Schering has chosen DUSA's Levulan(R) PDT for AKs as the initial product for their new U.S. Dermatology Business Group's marketing efforts in the US."

Dr. Vita, CEO and Chairman of the Board of Executive Directors of Schering AG, emphasized: "This agreement is a first milestone in our strategy to establish our presence in the US dermatology market. We are confident that Levulan(R) PDT will become the dermatologists` first choice therapy for AKs. In accordance with our growth strategy to expand our presence and become a global player in the dermatology business, we also plan to market our existing dermatological products in the U.S. and we are in the process of identifying further cooperation projects".

Subject to final FDA approval, Schering plans to introduce the Levulan(R) Kerastick(TM) for the treatment of Actinic Keratoses (AKs), a common sun-induced, pre-cancerous skin condition. In conjunction with Schering's marketing and sales efforts, DUSA is responsible for supplying to physicians its BLU-U(TM), a non-laser blue light source that activates the Levulan(R) topical solution to selectively kill the AKs.
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Actinic Keratosis is a common skin condition caused by excessive sun exposure, especially in fair-skinned individuals. Approximately 4 million people are treated for AKs in the U.S. every year. DUSA has successfully completed two Phase III studies of Levulan(R) PDT for AKs of the head and scalp at a total of 16 U.S. study sites. The combined results of these studies showed that over 90% of the AK lesions had cleared after one or two Levulan(R) PDT treatments compared to 25% clearing in the placebo control group. DUSA filed a New Drug Application (NDA) with the U.S. Food & Drug Administration (FDA) in July 1998 and received an approvable letter in June 1999. On November 5, 1999, an FDA Advisory Panel made recommendations for product labeling and Phase IV clinical studies. The U.S. market introduction is planned by Schering through its U.S. affiliate, Berlex Laboratories, Inc., during the first half of 2000, subject to the FDA granting of final marketing approval.

Schering and DUSA believe that the Levulan(R) PDT system will provide the first standardized, physician-applied, easy-to-use selective approach to the treatment of AKs. Currently, the two most common treatments for AKs are cryosurgery with liquid nitrogen and topical 5-fluorouracil cream (5-FU). While these treatments can work well, liquid nitrogen, which is often painful and non-selective, can cause scarring and pigmentation problems in some patients. 5-FU leads to good cosmetic results in the end, but the twice-daily treatment may cause redness and irritation frequently, making compliance difficult for the 4-6 week treatment regimen. Alternatively, the side effects profile for Levulan(R) PDT showed a well-tolerated burning, stinging discomfort during the light treatment; there were no other significant treatment-related side effects and no systemic photo-sensitivity.

Schering AG is a research-based pharmaceutical company focusing its activities on four business areas: diagnostics, gynaecology, therapeutics for disabling diseases, e.g. multiple sclerosis and oncology, and dermatology. Being a pioneer in dermatology for 50 years with a strong market position in Europe, Asia and Latin America, Schering intends to become a global dermatology player by entering the US market. Schering's dermatology franchise covers a broad spectrum of indications, such as eczema, psoriasis, acne, mycosis and medical skin care. R&D activities focus on anti-inflammatory and immunological approaches in atopic dermatitis, contact dermatitis, psoriasis and disabling skin diseases as well as acne.

The company has been focusing its research, search and development (R&S&D) activities on special indications. Schering is continually acquiring, developing and exploring innovative therapies in the dermatology field. With its R&S&D concept, Schering is securing innovation and a promising product pipeline. Using new ideas, Schering aims to make a recognized contribution to medical progress, and strives to improve the quality of life.

Schering is represented by more than 140 subsidiaries and affiliated companies and has a workforce of over 21,800 employees. Group sales in
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1998 were over DM 6.4 billion (3.3 billion Euro), of which 85 percent were achieved outside of Germany.

DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the production by DUSA of Levulan(R) on a world-wide basis, receipt of future milestone payments, royalties and supply fees, introduction of the Levulan(R) Kerastick(TM) and BLU-U(TM) system during the first half of 2000 and the belief that the system will provide a new treatment approach. Such risks and uncertainties include, but are not limited to final approval of Levulan(R) PDT by the FDA and the world-wide health regulatory authorities, DUSA's and Schering's dependence upon the timing of the launch of Levulan(R) PDT and their ability to develop a market for the products, and other risks identified in DUSA's SEC filings from time to time.

FOR FURTHER INFORMATION CONTACT:

DUSA PHARMACEUTICALS, INC. -

D. Geoffrey Shulman, MD, President & CEO or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com

SCHERING AG CORPORATE COMMUNICATIONS -
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Hong Chow  Tel.: +49 30 468 12838 Fax  +49 30 468 16646
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